Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Jennifer Eaton - Corp. Communications	216/896-2895
jeaton@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Hannifin Revises Quarterly Earnings Outlook; Outlines Costs and Tax Credits in Current Quarter

CLEVELAND, March 28, 2005 – Parker Hannifin Corporation (NYSE: PH) today announced it is revising its estimated range of earnings for the fiscal 2005 third quarter, ending March 31. With quarterly earnings previously forecast to range from $1.10 and $1.30 per diluted share, the company now expects to earn between $1.05 and $1.15 cents per diluted share from continuing operations in the quarter. The company revised full-year earnings estimates to be between $4.60 and $4.80 per diluted share (which includes 47 cents per share from discontinued operations).

“We are revising our previously forecast earnings range because of greater-than-anticipated softening in the automotive market; slowdowns in the mobile markets in our International Industrial segment; and on-going inventory reductions,” commented Chairman and CEO Don Washkewicz. “Even with this revision in our outlook, Parker is still expecting to achieve its first $8 billion year in revenues and an increase in reported earnings from continuing operations of approximately 50 percent.”

Included in the company’s revised estimated range of earnings are certain costs and tax credits as follows:

•	The company will record approximately $6 million ($4 million after-tax) or three cents per diluted share in business realignment costs, including $4 million related to the closure of a facility in Hilden, Germany.

•	The company will also record $2 million ($1 million after-tax) or one cent per diluted share in expenses associated with divestiture activities.

•	As a result of recently concluded tax initiatives, the company anticipates recording an after-tax benefit of $12 million, or 10 cents per diluted share. In connection with these tax initiatives, the company incurred additional professional fees of $3 million ($2 million after-tax) or two cents per diluted share. The tax initiatives will reduce the company’s ongoing effective tax rate by approximately one percent, from 30 to 29 percent, for the current fiscal year.

The company will release third quarter fiscal year 2005 earnings before the market opens on Monday, April 18, 2005, followed by its quarterly conference call at 10:00 a.m. ET.

With annual sales exceeding $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 48 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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